UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) INC.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER DR. SCOTT FREEMAN DR. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

On May 25, 2023, FCM issued the following press release:

FCM Concerned MindMed’s Mismanagement Threatens Mental Health for Millions

MindMed has Slashed Allocation of Spending on Core Drugs While Executive Compensation has Soared to $51M

MindMed Phase IIb Clinical Trial Delayed

Greenleaf Health Study, Quoting FDA, Supports FCM’s Plan to Immediately Start an LSD

Phase III Trial

FCM Publishes Presentation Outlining Overwhelming Case for Change at MindMed and Detailing Plan to Bring LSD Drugs to Millions in Need

Urges Shareholders to Vote on FCM’s BLUE Proxy to Restore Shareholder Value

SHERIDAN, Wyo., May 24, 2023 – FCM MM Holdings, LLC ("FCM"), today announced that it published a presentation outlining the overwhelming case for change at Mind Medicine (MindMed) Inc. (NASDAQ: MNMD) (“MindMed”, the “Company”) and how to efficiently bring much needed mental health drugs to millions with mental health disorders amid MindMed’s announcements of clinical trial delays.

MindMed’s spending on core drug development was only $20M in the last two years, plummeting from 31% of total spending in 2020 to 12.7% in 2022, while MindMed’s executive and director compensation has soared to $51M. In our view, this irresponsible spending behavior and mismanagement has jeopardized bringing needed treatment for mental health disorders as evidenced by the LSD (MM-120) trial delays and the shuttering of MM-110.

“I co-founded MindMed to help millions of people with mental health disorders. I strongly believe that not only has MindMed threatened its own LSD drug development because of CEO Barrow’s and CMO Karlin’s inexperience and MindMed’s reckless spending, but these missteps may have compromised LSD’s clinical development at large. Now, MindMed, rather than making necessary changes, has resorted to muddying the waters in an apparent attempt to mislead shareholders, entrench their jobs and baselessly try to discredit us,” said Dr. Scott Freeman, MindMed’s co-founder and FCM nominee.

MindMed recently hired Greenleaf Health, Inc. (“Greenleaf”), a paid consulting firm, to support MindMed’s agenda and discredit FCM’s proposals.

•	Greenleaf does not deny the ability of MindMed to execute FCM’s plan with the FDA.
•	Greenleaf does not say it believes that MindMed’s current path is the best way forward.
•	Greenleaf’s report, quoting FDA regulations, supports FCM’s approach stating that “[Phase III studies] are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2.”
•	Greenleaf conveniently did not dispute the ability to use Dr. Liechti’s unpublished original data to show LSD’s effectiveness in Phase II, which is owned by MindMed.

•	Greenleaf does not dispute FCM’s analysis of all 62 approved Central Nervous System (“CNS”) drugs in the past decade, which found that none of those drugs have followed the long, expensive, and tortuous path to drug approval, which is currently being done by MindMed for LSD.

FCM questions whether MindMed, whose executives have never brought a drug to market, really know better than the highly skilled drug development teams that oversaw the approval process for these 62 CNS drugs and include some of best and largest biotechnology companies in the world?

None of the 62 teams which FCM analyzed have followed MindMed’s current plan and Greenleaf does not deny that a Phase III study will work.

“It appears that Greenleaf was hired by MindMed to put out a report that the Company could point to and try to make Barrow's ill-conceived trials appear to be credible regulatory strategy,” added Dr. Freeman. “Shareholders should view this for what it is - a paid endorsement.”

Analysts are now estimating that MindMed will run out of cash in 2024, further threatening LSD’s development. It is imperative to act NOW. To get an LSD treatment to the millions with mental health disorders, FCM’s director nominees, if elected, will work to immediately start a Phase III LSD trial, cut executive compensation, and reduce unnecessary overhead.

A copy of FCM’s presentation to investors has been filed with the Securities and Exchange Commission and on SEDAR and is available at: https://tinyurl.com/3dy8wt9d

The investor presentation outlines the case for urgent change at MindMed and FCM’s plan to ensure the continued viability of MindMed, including spending more money on LSD development and less on executive compensation, and reducing other wasteful spending as analysts predict MindMed to run out of money in 2024.

Vote the BLUE Proxy to Support FCM’s Plan to Restore Value for All Shareholders

FCM urges MindMed shareholders to join the fight to protect MindMed and stop the current Board and management team’s destructive status quo, by voting FOR all four of its highly qualified nominees at the 2023 annual general meeting of shareholders on the BLUE proxy card.

Shareholders who have questions or require any assistance with their vote, please contact Okapi Partners LLC, at (855) 305-0856 or info@okapipartners.com.

About FCM

FCM MM Holdings, LLC is a special purpose vehicle set-up to represent nine early investors in MindMed, including Dr. Scott Freeman and Mr. Chad Boulanger. FCM is managed by Mr. Jake Freeman and each of FCM’s stakeholders are deeply invested in MindMed’s long-term success.

Shareholder Contact:

Okapi Partners LLC

info@okapipartners.com

(855) 305-0856

Media:

Riyaz Lalani & Dan Gagnier

Gagnier Communications

fcmmm@gagnierfc.com

Additional Information

FCM's and its nominees (Dr. Scott Freeman, Dr. Farzin Farzaneh, Mr. Vivek Jain, and Mr. Alexander Wodka) beneficially own, own, control or exercise direction over an aggregate of 1,009,181 common shares of MindMed (the “Shares”). FCM may be deemed to control an additional 359,357 Shares pursuant to a proxy coordination agreement.

Information in Support of Public Broadcast Solicitation

Shareholders are being asked at this time to execute a proxy in favour of FCM's nominees for election to the Board at the AGM or any other resolutions at the AGM, which has been formally scheduled for June 15, 2023. In connection with the AGM, FCM has filed definitive proxy materials with the Securities and Exchange Commission (the "Final FCM Circular") containing further disclosure concerning FCM's nominees for election to the Board at the AGM, together with additional details concerning the completion and return of forms of proxy and voting information forms ("VIFs") for use at the AGM. Shareholders of MindMed are urged to read the Materials filed today as well as the Final FCM Circular, when issued, because they will contain important information.

The below disclosure is provided pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations.

This press release and any solicitation made by FCM in advance of the AGM is, or will be, as applicable, made by FCM and not by or on behalf of the management of MindMed.

Shareholders of MindMed are being asked at this time to execute proxies in favour of FCM's nominees for election to the Board at the AGM or any other matters to be considered at the AGM. FCM has issued the Final FCM Circular and FCM intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by FCM, certain of its members, partners, directors, officers and employees, FCM's nominees or FCM's agents, including Okapi Partners LLC (“Okapi”), which has been retained by FCM as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Okapi and FCM, Okapi will receive a fee of up to $75,000, plus customary fees for each call to or from shareholders of MindMed, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by FCM. In addition, FCM may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of FCM and their affiliates or other persons who solicit proxies on behalf of FCM will do so for no additional compensation. The anticipated cost of FCM’s solicitation is estimated to be $400,000 plus disbursements. The costs incurred in the preparation and mailing of the Materials and the Final FCM Circular, and the solicitation of proxies by FCM will be borne by FCM, provided that, subject to applicable law, FCM may seek reimbursement from MindMed of FCM's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

A registered shareholder of MindMed who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument in writing revoking the proxy, if the shareholder is an individual signed by the shareholder or his or her legal personal representative or trustee in bankruptcy, and if the shareholder is a corporation signed by the corporation or by a representative appointed for the corporation, either: (i) at the registered office of MindMed at any time up to and including the last business day preceding the day of the AGM or any adjournment(s) thereof, at One World Trade Center, Suite 8500, New York, New York 10007; or (ii) with the chairman of the AGM on the day of the AGM or any adjournment(s) thereof before any vote in respect of which the proxy has been given has been taken; or

(b) revoking the proxy in any other manner permitted by law.

A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary.

Neither FCM, nor any of its directors or officers, or any associates or affiliates of the foregoing, nor any of FCM's nominees for election to the Board at the AGM, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MindMed's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect MindMed or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of MindMed shareholders, other than the election of directors; except that on August 31, 2020, Dr. Scott Freeman entered into a consulting agreement with MindMed, which, among other things, granted Dr. Scott Freeman 26,389 vested options with a strike price of CAD$4.95 per share and 16,667 unvested options with a strike price of CAD$4.95 per share.

The registered address of MindMed is located at One World Trade Center, Suite 8500, New York, New York, 10007. A copy of this press release may be obtained on MindMed’s SEDAR profile at www.sedar.com.